UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 19, 2014

ARISTA POWER, INC.
(Exact name of registrant as specified in its charter)

New York	000-53510	16-1610794
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1999 Mt. Read Boulevard, Rochester, New York	14615
(Address of principal executive offices)	(Zip Code)

(585) 243-4040
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02   Termination of a Material Definitive Agreement

On June 19, 2014, Arista Power, Inc. (the “Company”) entered into an Agreement (the “Termination Agreement”) with Sunrise Securities Corp. (“Sunrise Securities”) and Sunrise Financial Group, Inc. (“Sunrise Financial”) that terminated, effective immediately (1) an agreement, dated May 21, 2013, between the Company and Sunrise Securities (the “Financial Advisory Agreement”) and (2) an agreement, dated May 21, 2013, between the Company and Sunrise Financial (the “Strategic Advisory Agreement”).

Pursuant to the Financial Advisory Agreement, if Sunrise Securities raised at least $1.0 million in funding for the Company, Sunrise Securities would have become the exclusive investment banker during the term of the Financial Advisory Agreement.  Pursuant to the Strategic Advisory Agreement, Sunrise Financial agreed to act as a Strategic Advisor to the Company and Sunrise Financial agreed to provide the Company introductions to building owners and managers for purposes of selling Arista’s products and services including its “Power on Demand” system.  Compensation to Sunrise Financial pursuant to the Strategic Advisory Agreement included:  (1) an annual fee, payable in shares of Common Stock of the Company; (2) a commission on each sale of a Company system to an entity introduced to the Company by Sunrise Financial; and (3) warrants to purchase shares of the fully diluted Common Stock of the Company at a price of $0.73 per share.

Pursuant to the Termination Agreement, Sunrise Financial agreed to return to the Company for cancellation (1) all shares of Common Stock of the Company issued to it as compensation of its annual fee, which consisted of 200,000 shares and (2) all warrants that were issued to it pursuant to the Strategic Advisory Agreement.

The foregoing description and the transactions completed in connection therewith do not purport to be complete and are qualified in their entirety by the full text of the Termination Agreement, which is filed herewith as Exhibit 10.1.

Item 9.01   Financial Statements and Exhibits

(d)     Exhibits

Exhibit Number	Description
10.1	Agreement, dated June 19, 2014, between Arista Power, Inc. and Sunrise Securities Corp. and Sunrise Financial Group, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARISTA POWER, INC.

By:	/s/ William A. Schmitz
Name: William A. Schmitz
Title: Chief Executive Officer

Dated: June 25, 2014

EXHIBIT INDEX

Exhibit Number	Description
10.1	Agreement, dated June 19, 2014, between Arista Power, Inc. and Sunrise Securities Corp. and Sunrise Financial Group, Inc.